Exhibit 99

Release Date: IMMEDIATE RELEASE October 31, 2005	Further Information: David J. Bursic President and CEO -or- Pamela M. Tracy Investor Relations Phone: 412/364-1913

WVS FINANCIAL CORP. ANNOUNCES FIRST QUARTER
EARNINGS PER SHARE AND NET INCOME

        Pittsburgh, PA -- WVS Financial Corp. (NASDAQ: WVFC), the holding company for West View Savings Bank, today reported net income of $608,000 or $0.25 per diluted share, for the three months ended September 30, 2005 as compared to net income of $834,000 or $0.34 per diluted share for the same period in 2004. The $226,000 decrease in net income during the quarter was primarily attributable to a $223,000 decrease in net interest income, a $201,000 decrease in non-interest income and an $11,000 increase in non-interest expense, which were partially offset by a $144,000 decrease in provision for loan losses and a $65,000 decrease in income tax expense. The decrease in net interest income resulted from a $138,000 decrease in accreted investment security discounts and premiums, lower levels of tax-exempt income in proportion to total interest income, higher short-term market interest rates attributable to the Federal Reserve Board’s increases to the federal funds rates and the pronounced flattening of the Treasury yield curve. The decrease in non-interest income was primarily attributable to $207,000 decrease in pre-tax gains recognized on the sale of securities from the Company’s investment portfolio in the three months ended September 30, 2005, when compared to the same period in 2004. During the quarter ended September 30, 2005, the Company reallocated a portion of its allowance for loan and lease losses attributable to off-balance sheet liabilities (builder letters of credit) to a separate allowance account for financial reporting purposes. The provision for loan losses was reduced, and non-interest expense was increased, by $35,000 in connection with this reallocation of allowances. The increase in non-interest expense was primarily attributable to a provision for loss on off-balance sheet liabilities and other operations costs which were partially offset by a decrease in employee related costs. The decrease in provision for loan losses was primarily attributable to a $66,000 credit provision for loan losses in the quarter ended September 30, 2005 as opposed to a $78,000 provision taken in the quarter ended September 30, 2004. The $66,000 credit provision during the quarter ended September 30, 2005 was primarily attributable to the $ 35,000 allowance reallocation discussed above and a $23,000 reduction due to the payoff of one non-accrual loan. The decrease in income tax expense was primarily a result of decreased levels of taxable income.

        During the quarter ended September 30, 2005 the Company successfully completed its Seventh Stock Repurchase Program totaling 125,000 shares. The Company also announced its Eighth Stock Repurchase Program also totaling 125,000 shares.

        President and Chief Executive Officer David J. Bursic commented: “Since September 2004, the Federal Reserve has increased its targeted federal funds rate from 1.75% to 3.75% at September 30, 2005. During the same period 10-Year Treasury yield have increased from 4.14% to 4.34%. This yield curve flattening has caused industry and Company net interest margins to compress. The Company’s 8.45% return on equity, 4% dividend yield and Eighth Stock Buyback Program are tangible signs of the Company’s on-going commitment to enhance stockholder value.”

        WVS Financial Corp. owns 100% of the outstanding common stock of West View Savings Bank. The Savings Bank is a Pennsylvania-chartered, FDIC savings bank, which conducts business from six offices located in the North Hills suburbs of Pittsburgh, Pennsylvania.

--TABLES ATTACHED--

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WVS FINANCIAL CORP. AND SUBSIDIARY
SELECTED CONSOLIDATED FINANCIAL DATA
(Dollars in thousands except per share data)

	September 30, 2005 (Unaudited)	June 30, 2005 (Unaudited)
Total assets	$423,730	$421,044
Investment securities held-to-maturity	158,974	173,911
Investment securities available-for-sale	8,765	9,155
Mortgage-backed securities held-to-
maturity	179,976	159,031
Mortgage-backed securities available-for-
sale	2,408	3,120
Net loans receivable	59,099	60,151
Deposits	166,170	164,706
FHLB advances	156,911	155,036
Other borrowings	69,205	69,680
Equity	28,754	29,201
Book value per share	12.20	12.20
Return on average assets	0.58%	0.71%
Return on average equity	8.36%	10.03%

WVS FINANCIAL CORP. AND SUBSIDIARY
SELECTED CONSOLIDATED OPERATING DATA
(In thousands except per share data)

	Three Months Ended September 30, (Unaudited)
	2005	2004
Interest income	$4,840	$4,430
Interest expense	3,385	2,752

Net interest income	1,455	1,678
(Recovery) provision for loan losses	(66)	78

Net interest income after provision for loan losses	1,521	1,600
Non-interest income	207	408
Non-interest expense	889	878

Income before income tax expense	839	1,130
Income taxes	231	296

NET INCOME	$608	$834

EARNINGS PER SHARE:
Basic	$0.25	$0.34
Diluted	$0.25	$0.34
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	2,387,653	2,453,189
Diluted	2,391,294	2,458,926